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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
        SECTIONS 13 AND 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

                                                Commission File Number 005-43787


                              AK STEEL CORPORATION
         (AS SUCCESSOR TO ARMCO INC. (COMMISSION FILE NUMBER 001-00873))
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             (Exact name of registrant as specified in its charter)

         703 CURTIS STREET, MIDDLETOWN, OHIO 45043-0001, (513) 425-5000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                ARMCO INC. COMMON STOCK, $.01 PAR VALUE PER SHARE
                 ARMCO INC. CLASS A $2.10 CUMULATIVE CONVERTIBLE
                  PREFERRED STOCK, WITHOUT PAR VALUE PER SHARE
          ARMCO INC. CLASS B PREFERRED STOCK, $1.00 PAR VALUE PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Rule 12g-4(a)(l)(i)        |X|             Rule 12h-3(b)(1)(i)        |X|
 Rule 12g-4(a)(1)(ii)       |_|             Rule 12h-3(b)(1)(ii)       |_|
 Rule 12g-4(a)(2)(i)        |_|             Rule 12h-3(b)(2)(i)        |_|
 Rule 12g-4(a)(2)(ii)       |_|             Rule 12h-3(b)(2)(ii)       |_|
                                            Rule 15d-6                 |_|

Approximate number of holders of record as of the certification or notice date:

                                      NONE
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           Pursuant to the requirements of the Securities Exchange Act of 1934
AK Steel Holding Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  October 7, 1999    By:  /s/ James L. Wainscott
       ---------------        -------------------------------------------------
                              James L. Wainscott, Vice President, Treasurer and
                                                  Chief Financial Officer
                                                  (Principal Financial Officer)

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.